     As filed with the Securities and Exchange Commission on October 11, 1996

                           Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                         SUNSTONE HOTEL INVESTORS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           MARYLAND                                      52-1891908
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

                             115 Calle de Industrias
                                    Suite 201
                         San Clemente, California 92672
                    (Address of principal executive offices)

                                 Robert A. Alter
                         Sunstone Hotel Investors, Inc.
                             115 Calle de Industrias
                                    Suite 201
                         San Clemente, California 92672
                                 (714) 361-3900

               (Name and address of agent for service of process)

                                   COPIES TO:
                              Roger M. Cohen, Esq.
                         Brobeck, Phleger & Harrison LLP
                        4675 MacArthur Court, Suite 1000
                         Newport Beach, California 92660
                                 (714) 752-7535

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                              PROPOSED MAXIMUM         PROPOSED MAXIMUM
           TITLE OF SECURITIES            AMOUNT               OFFERING PRICE             AGGREGATE                   AMOUNT
            BEING REGISTERED        BEING REGISTERED(1)         PER SHARE(2)          OFFERING PRICE(2)         OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Shares of Benefit Interest,
  $0.01 par value.................       1,000,000                  10.3125                  10,312,500                 3,125
===================================================================================================================================

(1) Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457. Based upon the average of the high ($10.375) and low ($10.25) sale prices reported on the New York Stock Exchange for Common Stock on October 4, 1996.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

         [LOGO]

                         SUNSTONE HOTEL INVESTORS, INC.

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                          ----------------------------

         Sunstone Hotel Investors, Inc. ("Sunstone" or the "Company") hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is designed to provide the Company shareholders and other investors with a convenient and economical method to purchase shares of the Company's common stock, $.01 par value per share (the "Common Stock"), and to reinvest all or a portion of their cash dividends in additional shares of Common Stock. Some of the significant features of the Plan are as follows:

         - Participants may purchase newly issued shares of Common Stock by automatically reinvesting all or a portion of their cash dividends.

         - Participants may purchase additional Common Stock by making optional cash investments during permitted investment periods of $100 to $3,000 per month or by making an initial optional cash investment of $1,000 to $3,000. Optional cash investments in excess of $3,000 may be made with permission of the Company.

         - Common Stock will be purchased by the Administrator directly from the Company or in open market or privately negotiated transactions, as determined from time to time by the Company to fulfill requirements for the Plan. At present, the Company expects that shares usually will be purchased directly from the Company.

         - Common Stock purchased directly from the Company pursuant to an optional cash investment of more than $3,000 (with permission of the Company) may be priced at a discount from recent market prices (determined in accordance with the Plan) ranging from 0% to 5%. The discount, if offered, may be adjusted by the Company in its discretion at any time. No discount will be available for Common Stock purchased in the open market or in privately negotiated transactions.

         - Holders of shares in broker or nominee names may participate in the Plan, in which case, brokers or nominees will reinvest dividends and make optional cash investments on behalf of beneficial owners.

         Participation in the Plan is entirely voluntary, and participants may terminate their participation at any time. Shareholders that do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

         This Prospectus relates to 1,000,000 shares of Common Stock offered for purchase under the Plan.

                            -------------------------

        THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS
          OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE
                  NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER
                               GOVERNMENT AGENCY.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                 ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                   REPRESENTATION TO THE CONTRARY IS UNLAWFUL

                          -----------------------------

                The date of this Prospectus is October ___, 1996.

TABLE OF CONTENTS

Available Information..........................................................................................   1

Incorporation of Certain Information by Reference..............................................................   1

The Company....................................................................................................   2

Summary of the Plan............................................................................................   3

The Plan.......................................................................................................   5

         Purpose...............................................................................................   5

         Participation Options.................................................................................   5

         Benefits and Disadvantages............................................................................   5

         Administration........................................................................................   6

         Participation.........................................................................................   7

         Enrollment............................................................................................   7

         Purchases.............................................................................................   9

         Certificates..........................................................................................  12

         Sale of Shares........................................................................................  13

         Reports...............................................................................................  13

         Withdrawal............................................................................................  13

         Taxes.................................................................................................  14

         Other Provisions......................................................................................  14

Use of Proceeds................................................................................................  16

Indemnification Under the Securities Act.......................................................................  16

Plan of Distribution and Underwriters..........................................................................  16

Legal Matters..................................................................................................  17

Experts........................................................................................................  17

Appendix I..................................................................................................... A-1

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, securities in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files, reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Corp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company, and the address is http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange, Inc. (the "New York Stock Exchange"), and reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits. For further information concerning the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations listed above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which have been filed with the Commission, are hereby incorporated by reference:

         1. Annual Report (i) on Form 10-K of the Company for the fiscal year ended December 31, 1995; and (ii) on Form 10-K/A filed with the Commission on October 11, 1996;

         2. Quarterly Reports (i) on Form 10-Q for the quarters ended March 31, 1996, and June 30, 1996; and (ii) on Form 10-Q/A for the quarter ended March 31, 1996 filed with the Commission on May 21, 1996 and June 27, 1996;

         3. Current Reports (i) on Form 8-K filed with the Commission on February 20, 1996, July 13, 1996 and August 28, 1996; and (ii) on Form 8-K/A filed with the Commission on April 19, 1996 and August 28, 1996;

         4. The description of the Common Stock of the Company included in the Company's Registration Statement on Form 8-A, filed with the Commission on June 26, 1995; and on Form 8-A/A, filed with the Commission on July 17, 1996.

         In addition, all reports and other documents subsequently filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents (such documents, and the documents enumerated above, being herein referred to as "Incorporated Documents," provided however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act prior to the filing of the Company's next Annual Report on Form 10-K with the Commission shall not be Incorporated Documents or be incorporated by reference in this Prospectus or be a part hereof from and after any such filing of an Annual Report on Form 10-K). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than certain exhibits to such documents). Requests for such documents should be directed to Sunstone Hotel Investors, Inc., 115 Calle de Industrias, Suite 201, San Clemente, California 92672, Attention: Secretary.

                                   THE COMPANY

         The Company is a self-administered real estate investment trust ("REIT") that, through Sunstone Hotel Investors, L.P. (the "Partnership"), owns mid-price and upscale hotels in the western United States. The hotels operate under nationally recognized franchises, including Courtyard by Marriott, Doubletree Hotel, Hampton Inn, Holiday Inn, Holiday Inn Hotel & Suites, Holiday Inn Express, Holiday Inn Select, Comfort Suites and Residence Inn. As of the date of this Prospectus, the Company owns an approximately 88.2% partnership interest in the Partnership and the Partnership owns 20 hotels, with an aggregate of 2,612 rooms in seven states, including Arizona (1 hotel), California (5), Colorado (6), New Mexico (1), Utah (2), Oregon (2), and Washington (3). The Company's principal executive office is located at 115 Calle de Industrias, Suite 201, San Clemente, California 92672; telephone number (714) 361-3900.

                               SUMMARY OF THE PLAN

         The following summary description of the Sunstone Hotel Investors, Inc. ("Sunstone" or the "Company") Dividend Reinvestment and Stock Purchase Plan (the "Plan") is qualified by reference to the full text of the Plan which is contained herein. Terms used in the summary have the meanings attributed to them in the Plan.

PURPOSES OF THE PLAN         The purposes of the Plan are twofold: first, to
                           provide the Company's shareholders with a convenient and economical method of purchasing additional shares of Common Stock with all or a portion of their cash dividends; and second, to provide the Company a means of raising additional capital through the direct sale of Common Stock to shareholders or other investors making optional cash investments.

DIVIDEND REINVESTMENTS       Shareholders may by enrolling in the Plan
                           automatically reinvest all or a portion of the dividends paid by the Company in additional shares of Common Stock. The Plan currently provides no discount on the purchase price for the additional shares of Common Stock purchased with reinvested dividends or with optional cash investments of up to $3,000, but the Company reserves the right to provide a discount in the future for shares purchased from the Company (not to exceed 5% of the average of the high and low trading prices of the stock on the Investment Date).

PURCHASE PRICE               The Plan provides that the shares to be purchased
                           may be either newly issued shares acquired from the Company or shares purchased on the open market or in privately negotiated transactions from third parties. Under the Plan, the purchase price for newly issued shares purchased with reinvested dividends will be the average of the daily high and low sales prices on the NYSE on the Investment Date (see Question 9 for definition). The purchase price for newly issued shares purchased with optional cash investments is the average of the daily high and low sales prices of the Common Stock on the NYSE during a Pricing Period consisting of the twelve Trading Days (see Question 11 for definitions) preceding the Investment Date. Additionally, for optional cash investments the Company may provide a discount of 0% to 5% from such twelve-day average for shares purchased directly from the Company; but, in the case of optional investments of up to $3,000, the discount shall in no event exceed 5% of the average of the high and low trading prices of the stock on the Investment Date. The purchase price for shares purchased on the open market or in privately negotiated transactions (whether to fulfill dividend reinvestments or optional cash investments) is the weighted average price paid for such shares by the Administrator with all Participants' reinvested dividends and optional cash investments for the month. In addition, each Participant will be charged a pro rata portion of any brokerage fee or other charges paid by the Administrator in connection with such open market or privately negotiated purchases.

                             The shares purchased pursuant to an optional cash
                           investment pursuant to a Request for Waiver will have Threshold Prices while those purchased within the $100 to $3,000 price range will not have Threshold Prices.

                             The purchase price for shares of Common Stock
                           purchased pursuant to a Request for Waiver (as described below) may reflect a discount of 0% to 5% (the "Waiver Discount") from the market price.

PLAN LIMITATIONS             Optional cash investments by existing shareholders
                           are subject to a minimum investment of $100 and a maximum investment of $3,000 per month. Initial optional cash investments by investors that are not shareholders of the Company are subject to a minimum of $1,000 and a maximum of $3,000. The $3,000 per month maximum may be waived only pursuant to a written request approved by the Company ("Request for Waiver").

OPTIONAL CASH INVESTMENTS    Optional cash investments made pursuant to
PURSUANT TO REQUEST        a Request for Waiver may only be made during the
FOR WAIVER                 months in which quarterly dividends are not being
                           paid by the Company (each, a "Waiver Month") and are not subject to a predetermined maximum limit on the amount of the investment or on the number of shares that may be purchased. With respect to optional cash investments in excess of $3,000 made pursuant to a Request for Waiver, the Company may, in its sole discretion, establish each Waiver Month a Waiver
                           Discount
                           and a Threshold Price. The Waiver Discount, which may vary each month between 0% and 5%, may be adjusted by the Company after a review of current market conditions, the level of participation, and current and projected capital needs. The Threshold Price will be the minimum price applicable to purchases of Common Stock in a given month. For each Trading Day during the Pricing Period on which the Threshold
                           Price is not satisfied, one-twelfth of a Participant's optional cash investment made pursuant to a Request for Waiver will be returned without interest. The Company reserves the right to allow optional cash investments pursuant to a Request for Waiver in the months in which a dividend is paid, but does not currently intend to do so. If the Company does allow such optional cash investments in dividend months in the future, the months in which dividends are paid will also be considered "Waiver Months" for purposes of the Plan.

OPTIONAL CASH INVESTMENTS
BETWEEN $100 AND $3,000      Optional cash investments of between $100 and
                           $3,000 ($1,000 to $3,000 for non-shareholders) may be made in each month without the need for a Waiver Request and the Threshold Price shall not apply.

                             Optional cash investments of less than $100 ($1,000
                           for non-shareholders) and that portion of any optional cash investment that exceeds $3,000, unless such limit has been waived, will be returned to the Participant without interest.

REQUEST FOR WAIVER           In deciding whether to approve a Request for
                           Waiver, the Company will consider relevant factors including, but not limited to, the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for the Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the aggregate amount of optional cash investments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method the Company in its discretion determines is appropriate.

                             Any person who acquires shares of Common Stock
                           through the Plan and resells them shortly before or after acquiring them may be considered to be underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company expects that certain persons will acquire shares of Common Stock pursuant to a Request for Waiver and resell such shares in order to obtain the financial benefit of any Waiver Discount then being offered under the Plan. The Company has no arrangements or understandings, formal or informal, with any person relating to a distribution of shares to be received pursuant to the Plan. See "Plan of Distribution and Underwriters."

NUMBER OF SHARES OFFERED     Initially, 1,000,000 shares of Common Stock are
                           authorized to be issued and registered under the Securities Act for offering pursuant to the Plan. Because the Company expects to continue the Plan indefinitely, it expects to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan.

                                    THE PLAN

         The following questions and answers explain and constitute the Sunstone Dividend Reinvestment and Stock Purchase Plan, as in effect beginning October __, 1996.

PURPOSE

         1. WHAT ARE THE PURPOSES OF THE PLAN? The purposes of the Plan are twofold: first, to provide the Company's shareholders with a convenient and economical method to purchase shares of Common Stock by reinvesting all or a portion of their cash dividends; and second, to provide the Company with a means of raising additional capital through sales of Common Stock under the Plan to shareholders as other investors making optional cash investments. Whether significant additional capital is raised may be affected, in part, by the Company's decision to waive the limitations applicable to optional cash investments in excess of $3,000 and, in part, by the Company's decision to sell newly issued shares of Common Stock to fulfill the requirements of the Plan. See Question 13 regarding the Company's criteria for granting a Request for Waiver.

PARTICIPATION OPTIONS

         2. WHAT OPTIONS ARE AVAILABLE UNDER THE PLAN? Registered holders or beneficial owners of Common Stock and other interested investors may elect to participate in the Plan (each a "Participant"). Participants may have cash dividends on all or a portion of their shares automatically reinvested in Common Stock. Even if they do not reinvest dividends, Participants who are shareholders may make optional cash investments to purchase Common Stock, subject to a minimum investment of $100 and a maximum investment of $3,000 per month. Interested investors that are not shareholders of the Company may make an initial optional cash investment in Common Stock of not less than $1,000 and not more than $3,000. In certain instances, however, the Company may permit greater optional cash investments. See Question 12 regarding optional cash investments and Question 13 regarding a Request for Waiver.

BENEFITS AND DISADVANTAGES

         3.       WHAT ARE THE BENEFITS AND DISADVANTAGES OF THE PLAN?

  Benefits

         - The Plan provides Participants the opportunity to automatically reinvest cash dividends on all or a portion of their Common Stock in additional shares of Common Stock at the average market price of the stock on the day of purchase.

         - In addition to reinvestment of dividends, eligible shareholders may purchase additional shares of Common Stock pursuant to optional cash investments of not less than $100 and not more than $3,000 per month. Optional cash investments may be made occasionally or at regular intervals, as the Participants desire. Participants may make optional cash investments even if dividends on their shares are not being reinvested under the Plan.

         - Persons not presently shareholders of the Company may become Participants by making an initial cash investment of not less than $1,000 and not more than $3,000 (except with the consent of the Company) to purchase shares of Common Stock under the Plan.

         - Shares purchased directly from the Company under the Plan pursuant to a Request for Waiver may be issued at a discount to the market price. Initially, shares purchased directly from the Company pursuant to optional cash investments of up to $3,000 and dividend reinvestments will not be subject to a discount, but the Company reserves the right to grant a discount in the future for such purchases not to exceed 5% of the average of the high and low trading prices of the stock on the Investment Date.

         - Dividends and any optional cash investments will be fully invested because the Plan permits fractional shares to be credited to Participants' accounts. Dividends on whole and on fractional shares may be reinvested in additional shares and such shares will be credited to Participants' accounts. See Question 7.

         - Participants will avoid the need for safekeeping of certificates for shares of Common Stock credited to their Plan accounts and may submit for safekeeping certificates held by them and registered in their name. See Questions 15 and 16.

         - Participants that are registered holders may direct the Administrator to sell or transfer all or a portion of their shares held in the Plan. See Question 17.

         - Periodic statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances, will simplify recordkeeping for registered holders. See Question 18.

   Disadvantages

         - Participants may not be able to depend on the availability of a market discount regarding shares acquired under the Plan. Initially, no discount may be established for the purchase of shares directly from the Company, and the granting of a discount for one month will not insure the availability of a discount or the same discount in future months. Each month, the Company may lower or eliminate the discount without prior notice to Participants. The Company may also, without prior notice to Participants, change its determination as to whether Common Stock will be purchased by the Administrator directly from Company or in the open market or in privately negotiated transactions from third parties (although the Company may not effect such a change more than once in any three-month period). See Question 13.

         - Participants that reinvest cash dividends will be treated for federal income tax purposes as having received a dividend on the dividend payment date; such dividend may give rise to a liability for the payment of income tax without providing Participants with immediate cash to pay such tax when it becomes due. See Question 20.

         - Participants will not know the actual number of shares purchased under the Plan until after the Investment Date. See Question 11 regarding the timing of the purchase of shares.

         - The purchase price per share for optional investments will be an average price over a twelve-day trading period and, therefore, may exceed the price at which shares are trading on the Investment Date when the shares are issued. See Questions 11 and 12 regarding the period of time and the purchase price of the shares.

         - Execution of sales of shares held in the Plan may be subject to delay. See Questions 12 and 17.

         - No interest will be paid on funds held by the Company pending reinvestment or investment. See Questions 12 and 14.

         - Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 27.

ADMINISTRATION

         4. WHO WILL ADMINISTER THE PLAN? The Plan will be administered by Mellon Bank, N.A. or such successor administrator as the Company may designate (the "Administrator"). The Administrator acts as agent for Participants, keeps records of the accounts of Participants, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be held by the

Administrator and will be registered in the name of the Administrator or its nominee on behalf of the Participants, unless and until a Participant requests that a stock certificate for all or part of such shares be issued, as more fully described in Question 15. The Administrator also serves as dividend disbursement agent, transfer agent, and registrar for the Common Stock. Correspondence with the Administrator should be sent to:

         Mellon Bank, N.A.
         Shareholder Investment Service
         P.O. Box 750
         Pittsburgh, Pennsylvania 15230

         or, if using overnight courier service:

         Mellon Bank, N.A.
         Shareholder Investment Service
         Commerce Court
         4 Station Square
         Third Floor
         Pittsburgh, Pennsylvania 15219

         or call: (800) xxx-xxxx

PARTICIPATION

         5. WHO IS ELIGIBLE TO PARTICIPATE? A "registered holder" (which means a shareholder whose shares of Common Stock are registered in the stock transfer books of the Company in his or her name) or a "beneficial owner" (which means a shareholder whose shares of Common Stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee), may participate in the Plan. A registered holder may participate in the Plan directly; a beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the Plan on the Participant's behalf. In addition, an interested investor that is not a shareholder may participate in the Plan by making an initial optional cash investment in Common Stock of not less than $1,000 or more than $3,000 unless granted a Request for Waiver (in which case such initial investment may exceed $3,000). See Question 6 regarding enrollment.

         The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares of Common Stock.

         Participants residing in jurisdictions in which their participation in the Plan would be unlawful will not be eligible to participate in the Plan.

ENROLLMENT

         6. HOW DOES AN ELIGIBLE HOLDER OF COMMON STOCK OR ANY OTHER INTERESTED INVESTOR ENROLL IN THE PLAN AND BECOME A PARTICIPANT?

         Each eligible registered holder may enroll in the Plan and become a Participant by completing and signing an Authorization Form (enclosed herein) and returning it to the Administrator at the address set forth in Question 4. An Authorization Form may also be obtained at any time upon request from the Administrator at the same address. If shares are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Authorization Form exactly as their names appear on the account registration.

         Eligible beneficial owners must instruct their brokers, banks or other nominees in whose name their shares are held to participate in the Plan on their behalf. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, such broker, bank or other nominee will be required to provide a Broker and Nominee Form (a "B/N Form") to the Administrator in order to participate in the optional cash investment portion of the Plan. See Question 12.

         An interested investor that is not presently a shareholder of the Company, but desires to become a Participant by making an initial investment in Common Stock, may join the Plan by signing an Authorization Form and forwarding it, together with such initial investment, to the Administrator at the address set forth in Question 4. See Question 12 regarding initial optional cash investments.

         7. WHAT DOES THE AUTHORIZATION FORM PROVIDE? The Authorization Form appoints the Administrator as the Participant's agent for purposes of the Plan and directs the Administrator to apply to the purchase of additional shares of Common Stock all of the cash dividends on the specified number of shares of Common Stock owned by the Participant on the applicable Record Date and designated by the Participant to be included in the Plan, and to reinvest automatically cash dividends on whole and fractional shares of Common Stock that have been credited to the Participant's account pursuant to dividend reinvestment or optional cash investment that have been designated to be included in the Plan. The Authorization Form also directs the Administrator to purchase additional shares of Common Stock with any optional cash investments that the Participant may elect to make.

         The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

         (1) "FULL DIVIDEND REINVESTMENT" -- This option directs the Administrator to invest in accordance with the Plan all cash dividends on all whole or fractional shares of Common Stock then or subsequently registered in the Participant's name. This option also permits the Participant to make optional cash investments of up to $3,000 per month and directs the Administrator to apply such investments towards the purchase of additional shares of Common Stock in accordance with the Plan.

         (2) "PARTIAL DIVIDEND REINVESTMENT" -- This option directs the Administrator to invest in accordance with the Plan all cash dividends on the specified number of whole or fractional shares of Common Stock then registered in the Participant's name and so designated in the appropriate space on the Authorization Form. If this option is selected, the Participant will continue to receive cash dividends in the usual manner on all shares of Common Stock that have not been designated for participation in the Plan. This option also permits the Participant to make optional cash investments of up to $3,000 per month and directs the Administrator to apply such investments towards the purchase of additional shares of Common Stock in accordance with the Plan.

         (3) "OPTIONAL CASH INVESTMENTS ONLY" -- This option permits a Participant to make optional cash investments of up to $3,000 per month and directs the Administrator to apply such investments towards the purchase of additional shares of Common Stock in accordance with the Plan. If this option is selected, unless the Participant designates such additional shares for participation in the Plan, the Participant will continue to receive cash dividends on all shares of Common Stock registered in his or her name in the usual manner, and the Administrator will apply only optional cash investments received from the Participant towards the purchase of additional shares of Common Stock of up to $3,000 per month.

         Any one of the above three options may be selected. IN EACH CASE, CASH DIVIDENDS WILL BE REINVESTED ON ALL SHARES DESIGNATED FOR PARTICIPATION IN THE PLAN UNTIL THE PARTICIPANT SPECIFIES OTHERWISE OR WITHDRAWS FROM THE PLAN ALTOGETHER, OR UNTIL THE PLAN IS TERMINATED.

         ANY PARTICIPANT WHO RETURNS A PROPERLY EXECUTED AUTHORIZATION FORM TO THE ADMINISTRATOR WITHOUT ELECTING AN INVESTMENT OPTION WILL BE ENROLLED AS HAVING SELECTED FULL DIVIDEND REINVESTMENT.

         8. WHEN WILL PARTICIPATION IN THE PLAN BEGIN? Participation as to dividend reinvestment will commence with the next Investment Date after receipt of the Authorization Form, provided it is received by the Administrator on or before the Record Date for the payment of the dividend. Participation as to optional cash investments will commence with the next Investment Date, provided
(1) the Authorization Form has been received, for an investment of up to $3,000 (or the waiver has been granted, for investments in excess of $3,000); and (2) the funds to be invested are received by the close of business on the last business day immediately preceding the first day of the Pricing Period for the next succeeding Investment Date. For optional investments pursuant to a Request for Waiver, however, Plan participation can only begin in the months in which the Company does not pay a dividend, unless the Company decides to allow such optional investments in dividend months. See Question 9 below and Appendix I to determine the applicable Pricing Period and Investment Date. Should the funds to be invested arrive after the time indicated above and before the next succeeding Investment Date, such funds will be returned to the Participant, without interest.

         Eligible shareholders and other interested investors may enroll in the Plan at any time. Once enrolled, a Participant will remain enrolled until the Participant discontinues participation or until the Company terminates the Plan. See Question 19 regarding withdrawal from the Plan and Question 29 regarding termination of the Plan.

PURCHASES

         9. WHEN WILL SHARES BE ACQUIRED UNDER THE PLAN? If shares are being acquired for the Plan directly from the Company, dividends and optional cash investments (other than those made pursuant to a Request for Waiver) will be reinvested or invested, as the case may be, on the dividend payment date during a month in which a cash dividend is paid and, in any other month, on the fifteenth calendar day of such month. If shares are being acquired for the Plan directly from the Company, optional cash investments made pursuant to a Request for Waiver will be invested on the fifteenth calendar day of each Waiver Month (e.g. months other than those in which a dividend is paid by the Company). Each such date described in the two preceding sentences is referred to as an "Investment Date". However, if either the dividend payment date or such fifteenth calendar day falls on a date when the NYSE is closed, the Investment Date will be the first day following such date on which the NYSE is open.

         If shares are being acquired for the Plan through open market or privately negotiated transactions, the Company will pay the reinvested dividends to the Administrator on the subject Investment Date. The Administrator will apply all such dividends and all optional cash investments the Administrator has received relating to the Investment Date to the purchase of Common Stock pursuant to the Plan as soon as practicable on or after the Investment Date, but in no event later than 10 trading days after the Investment Date.

         In no event will an Investment Date for optional cash investments pursuant to a Request for Waiver occur during the same month in which an Investment Date relating to reinvested dividends occurs.

         In the past, record dates for dividends on the Common Stock have preceded the dividend payment dates by approximately two weeks. Dividend payment dates historically have occurred on or about the fifteenth day of each February, April, August and November. This past pattern with respect to timing of dividend record dates and payment dates is expected to be followed generally in the future. Please see Appendix I for information with respect to Pricing Periods, Investment Dates, Record Dates, and other market data.

         DIVIDENDS ARE PAID AS AND WHEN DECLARED BY THE COMPANY'S BOARD OF DIRECTORS. THERE CAN BE NO ASSURANCE AS TO THE DECLARATION OR PAYMENT OF A DIVIDEND, AND NOTHING CONTAINED IN THE PLAN OBLIGATES THE COMPANY TO DECLARE OR PAY ANY SUCH DIVIDEND ON COMMON STOCK. THE PLAN DOES NOT REPRESENT A GUARANTEE OF FUTURE DIVIDENDS.

         10. WHAT IS THE SOURCE OF SHARES TO BE PURCHASED UNDER THE PLAN? For any particular Investment Date, all dividends reinvested through the Plan and all optional cash investments will be used to purchase either newly issued shares directly from the Company or shares on the open market or in privately negotiated transactions from third parties, but not a combination of both. Shares purchased directly from the Company will consist of authorized but unissued shares of Common Stock.

         11. AT WHAT PRICE WILL SHARES BE PURCHASED? The shares purchased directly from the Company with reinvested dividends will be acquired at a price equal to the average of the daily high and low sales prices computed up to seven decimals, if necessary, of the Common Stock as reported on the NYSE on the Investment Date, subject to a discount in the Company's discretion of up to 5% of such average price. The shares purchased directly from the Company with optional cash investments will be acquired at a price to the Participant of the average of the daily high and low sales prices computed up to seven decimal places, if necessary, of the Common Stock as reported on the NYSE for the twelve Trading Days (as defined below) immediately preceding the applicable Investment Date. Additionally, for optional cash investments the Company may provide a discount of 0% to 5% from such twelve-day average for shares purchased directly from the Company; but, in the case of optional investments of up to $3,000, the discount shall in no event exceed 5% of the average of the high and low trading prices of the stock on the Investment Date. A "Trading Day" means a day on which trades in Common Stock are reported on the NYSE. The period encompassing the first twelve Trading Days immediately preceding the next following Investment Date constitutes the relevant "Pricing Period."

         All shares purchased by the Administrator in the open market or in negotiated transactions with third parties will be acquired as soon as practicable on or after the applicable Investment Date (but in no event later than 10 Trading Days after the Investment Date). The purchase price for such shares to the Participant will be the weighted average purchase price for such shares, including brokerage fees and commissions, computed up to seven decimal places, if necessary, paid by the Administrator for the Common Stock.

         Shares purchased pursuant to a Request for Waiver may be subject to a Threshold Price and a Waiver Discount as more fully described in Question 13 below.

         12. HOW ARE OPTIONAL CASH INVESTMENTS MADE? All registered holders, including brokers, banks and nominees with respect to shares registered in their name on behalf of beneficial owners that have submitted signed Authorization Forms are eligible to make optional cash investments at any time, except that any optional cash investment pursuant to a Request for Waiver may be made only during Waiver Months.

         A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an Authorization Form for optional cash investments unless it holds the shares in the name of a securities depository. In that event, the optional cash investment must be accompanied by a Broker and Nominee Form ("B/N Form").

         The B/N Form provides the sole means whereby a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owners. A B/N Form must be delivered to the Administrator at the address specified in Question 4 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. B/N Forms will be furnished by the Administrator upon request.

         Other interested investors that are not shareholders of the Company, but have submitted Authorization Forms, are also eligible to make an initial investment in Common Stock through an optional cash investment.

         The Administrator will apply all optional cash investments for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of Common Stock on the next following Investment Date, or if shares are acquired on the open market or in privately negotiated transactions, as soon as practicable on or after such Investment Date (but in no event later than 10 Trading Days after the Investment Date).

         NO INTEREST WILL BE EARNED ON OPTIONAL CASH INVESTMENTS HELD PENDING INVESTMENT. THE COMPANY SUGGESTS THEREFORE THAT ANY OPTIONAL CASH INVESTMENT A PARTICIPANT WISHES TO MAKE BE SENT SO AS TO REACH THE ADMINISTRATOR AS CLOSE AS POSSIBLE TO THE FIRST BUSINESS DAY PRECEDING THE PRICING PERIOD FOR THE NEXT FOLLOWING INVESTMENT DATE. ANY QUESTIONS REGARDING THESE DATES SHOULD BE DIRECTED TO THE ADMINISTRATOR AT THE ADDRESS OR TELEPHONE NUMBER SET FORTH IN QUESTION 4.

         All optional cash investments received by the Administrator after the close of business on the last business day immediately preceding the first day of the Pricing Period and before the next succeeding Investment Date will promptly be returned to the Participant without interest.

         Participants should be aware that since investments under the Plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. NEITHER THE COMPANY NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN.

         ALL OPTIONAL CASH INVESTMENTS MADE BY CHECK SHOULD BE MADE PAYABLE TO MELLON BANK, N.A. AND MAILED TO MELLON AT THE ADDRESS LISTED IN QUESTION 4. INQUIRIES REGARDING OTHER FORMS OF PAYMENTS AND ALL OTHER WRITTEN INQUIRIES SHOULD BE DIRECTED TO THE ADMINISTRATOR AT THE ADDRESS LISTED IN QUESTION 4.

         13.      WHAT LIMITATIONS APPLY TO OPTIONAL CASH INVESTMENTS?

         MINIMUM/MAXIMUM LIMITS. For any Investment Date, optional cash investments made by shareholders of the Company are subject to a minimum of $100 and a maximum of $3,000, and optional cash investments made by interested investors who are not then shareholders of the Company are subject to a minimum initial investment of $1,000 and a maximum of $3,000. See Question 9 regarding the determination of Investment Dates for optional cash investments. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned promptly to Participants without interest, except as noted below.

         REQUEST FOR WAIVER. Unless otherwise specified by the Company, optional cash investments in excess of $3,000 per month may be made only during the months in which quarterly dividends are not being made by the Company and only pursuant to a Request for Waiver accepted by the Company. Participants who wish to submit an optional cash investment in excess of $3,000 for any Investment Date during a Waiver Month must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash investment. Request for Waiver forms will be furnished at any time upon request to the Plan Administrator at the address or telephone number specified in Question 4. A completed Request for Waiver should be directed to the Company via facsimile at (714) 369-8989. THE COMPANY HAS SOLE DISCRETION TO GRANT ANY APPROVAL FOR OPTIONAL CASH INVESTMENTS IN EXCESS OF THE $3,000 ALLOWABLE MAXIMUM AMOUNT. The Company expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for the Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the aggregate amount of optional cash investments for which such waivers have been submitted and the administrative constraints associated with granting such waivers. If such Requests for Waiver are granted, a portion of the shares available for issuance under the Plan will be purchased by Participants (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted, it is expected that a greater number of shares will be issued under the optional cash investments pursuant to the Request for Waiver feature of the Plan as opposed to the dividend reinvestment feature of the Plan.

         Financial intermediaries may purchase a significant portion of the shares of Common Stock issued pursuant to the optional cash payment feature of the Plan. The Company does not have any formal or informal understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time. Participants that are financial intermediaries that acquire shares of Common Stock under the Plan with a view to distribution of such shares or that offer or sell Shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act. If Requests for Waiver are submitted for any Investment Date during a Waiver Month for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a Participant may invest or on the number of shares that may be purchased pursuant to a Request for Waiver.

         THRESHOLD PRICE. The Company may establish for any Pricing Period a minimum price (the "Threshold Price") applicable to optional cash investments made pursuant to Requests for Waiver. At least three business days prior to the first day of the applicable Pricing Period, the Company will determine whether to establish a Threshold Price, and if a Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by the Company in its discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

         If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of the Common Stock on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the Purchase Price. A day will also be excluded if no trades of Common Stock are made on the NYSE for that day. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days in a Pricing Period, then the purchase price will be based upon the remaining nine Trading Days in which the Threshold Price was satisfied.

         In addition, a portion of each optional cash investment made pursuant to a Request for Waiver will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of Common Stock are reported on the NYSE. The returned amount will equal one-twelfth of the total amount of such optional cash investment (not just the amount exceeding $3,000) for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three of the twelve Trading Days in a Pricing Period, 3/12 (i.e., 25%) of such optional cash investment will be returned to the Participant without interest.

         The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular Waiver Month, the Company may waive its right to set a Threshold Price. Neither the Company nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning the Company at (714) 361-3900.

         WAIVER DISCOUNT. Each Waiver Month, at least three business days prior to the first day of the applicable Pricing Period, the Company may establish a discount from the market price applicable to optional cash investments made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between 0% and 5% of the purchase price and may vary each Waiver Month, but once established will apply uniformly to all optional cash investments made pursuant to a Request for Waiver for that Waiver Month. The Waiver Discount will apply to the entire optional cash investment for such month and not just the portion of such investment that exceeds $3,000. The Waiver Discount will be established in the Company's sole discretion after a review of, current market conditions, the level of participation in the Plan, and current and projected capital needs and the other factors listed under Question 13. Participants may obtain the Waiver Discount applicable to the next Pricing Period by telephoning the Company at
(714) 361-3900. Setting a Waiver Discount for a particular Waiver Month shall not affect the setting of a Waiver Discount for any subsequent Waiver Month. The Waiver Discount will apply only to optional cash investments of $3,000 or more, but the Company reserves the right to establish, in the future, a discount from the market price for reinvestment of cash dividends and optional cash investments of $3,000 or less, provided such discount will not exceed 5% of the fair market value of the Common Stock on the Investment Date.

         14. WHAT IF A PARTICIPANT HAS MORE THAN ONE ACCOUNT? For the purpose of the limitations discussed in Question 13, the Company may aggregate all dividend reinvestments and optional cash investments for Participants with more than one account using the same social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, their participation may be limited by the Company to only one Plan account.

         Also for the purpose of such limitations, all Plan accounts that the Company believes to be under common control or management or to have common ultimate beneficial ownership may, in the Company's discretion, be aggregated. Unless the Company has determined that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, the Company will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

CERTIFICATES

         15. WILL CERTIFICATES BE ISSUED FOR SHARE PURCHASES? All shares purchased pursuant to the Plan will be held together in the name of the Administrator or its nominee and credited to each individual account in "book entry" form. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon written request of a Participant or upon withdrawal of a Participant from the Plan or upon termination of the Plan, the Administrator will have certificates issued and delivered for all full shares credited to that Participant's account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. See Questions 16 and 17.

         16. MAY A PARTICIPANT ADD SHARES OF COMMON STOCK TO HIS OR HER ACCOUNT BY TRANSFERRING STOCK CERTIFICATES THAT THE PARTICIPANT POSSESSES? Any Participant may send to the Plan for safekeeping all Common Stock certificates which such Participant holds. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the Plan. All shares represented by such certificates will be kept for safekeeping in "book entry" form and combined with any full and fractional shares then held by the Plan for the Participant.

         To deposit certificates for safekeeping under the Plan, a Participant should submit his or her share certificates, in non-negotiable form, to the Administrator by insured mail at the address listed in Question 4.

         Shares deposited for safekeeping may be withdrawn by the Participant by submitting a written request to the Administrator.

SALE OF SHARES

         17. CAN PARTICIPANTS SELL SHARES HELD UNDER THE PLAN? Participants may request that all or a portion of the shares held in their accounts under the Plan (including shares held for safekeeping) be sold. Following receipt of written instructions from a Participant, the Administrator will sell, through an independent broker or institution, those shares and will remit a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes. Prior written instructions from the Participant must be received at least 48 hours preceding the sale. Shares will be sold at least once per week by the Plan at then current market prices in transactions carried out through one or more brokerage firms. This procedure for selling shares may be particularly attractive to holders of small amounts of Common Stock because the Plan can combine odd lots and small numbers of shares into larger blocks to be sold, and thereby take advantage of lower brokerage costs that otherwise might not be available to individual Participants in the sale of their shares. HOWEVER, THE ADMINISTRATOR WILL NOT PROCESS A SALE OF SHARES RESULTING IN A TERMINATION IN THE PLAN BETWEEN THE FOURTH BUSINESS DAY PRIOR TO A DIVIDEND RECORD DATE AND THE FOLLOWING DIVIDEND PAYMENT DATE.

REPORTS

         18. WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN? Unless a Participant participates in the Plan through a broker, bank or nominee, each Participant will receive from the Administrator a detailed statement of the Participant's account following each dividend payment and account transaction. These detailed statements will show total cash dividends received, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan. THESE STATEMENTS SHOULD BE RETAINED BY THE PARTICIPANT TO DETERMINE THE TAX COST BASIS FOR SHARES PURCHASED PURSUANT TO THE PLAN. Any Participant that participates in the Plan through a broker, bank or nominee, should contact such party for such a statement.

WITHDRAWAL

         19. HOW MAY PARTICIPANTS WITHDRAW FROM THE PLAN? A Participant may terminate enrollment in the Plan by giving written notice to the Administrator, and thereafter all cash dividends on shares owned by such Participant will be sent to the Participant. In order to terminate participation prior to the usual dividend payment dates in February, April, August and November, written notice must be received by the Record Date for the payment of such dividend. Upon termination, stock certificates for any full shares will be issued in the Participant's name or, upon receipt of written instructions, shares will be sold for the Participant. See Question 17. Any fractional shares held in the Plan at the time of termination will be converted to cash on the basis of the then current market price of the Common Stock. HOWEVER, THE ADMINISTRATOR WILL NOT PROCESS A WITHDRAWAL OF SHARES RESULTING IN A TERMINATION IN THE PLAN BETWEEN THE FOURTH BUSINESS DAY PRIOR TO A DIVIDEND RECORD DATE AND THE FOLLOWING DIVIDEND PAYMENT DATE.

TAXES

         20. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN? Reinvestment of dividends in the Plan will not avoid the tax that would otherwise apply to the dividends. With respect to shares purchased from the Company with reinvested dividends, a Participant will be treated for federal income tax purposes as having received a distribution from the Company equal to the fair market value on the Investment Date of the shares acquired with the reinvested dividends. A Participant's tax basis in such shares received will equal their fair market value on the Investment Date.

         With respect to shares purchased in open market or privately negotiated transactions with reinvested dividends, a Participant will be treated as having received a distribution equal to the cash paid to the Administrator on behalf of the Participant (which will be used to acquire shares and pay brokerage commissions and other fees incurred in the acquisition). A Participant's aggregate tax basis in the acquired shares will have the same basis as the amount deemed to be received as a distribution.

         Under Internal Revenue Service rulings, a shareholder Participant will be treated as having received a distribution from the Company upon the purchase of shares from the Company with an optional cash investment in an amount equal to the excess, if any, of the fair market value of the acquired shares on the Investment Date over the optional cash investment. Such shares will have a tax basis equal to such fair market value of the shares purchased to the extent of the Participant's basis in his Company Common Stock.

         For federal income tax purposes, distributions deemed to be made to a Participant under the rules prescribed above will be treated as dividends to the extent of the Company's current or accumulated earnings and profits, with any excess being treated as a nontaxable return of capital.

         When a Participant receives certificates for whole shares credited to the Participant's account under the Plan, the Participant will not realize any taxable income. However, a Participant that receives a cash adjustment for a fraction of a share may realize a gain or loss with respect to such fraction. A gain or loss may also be realized by the Participant whenever whole shares are sold, either pursuant to the Participant's request, upon withdrawal from the Plan or after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount that the Participant realizes for the shares or fraction of a share and the tax basis of the Participant in the shares.

         In the case of corporate shareholders, dividends will not be eligible for the dividends-received tax deduction.

         THE FOREGOING IS ONLY A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN AND DOES NOT CONSTITUTE TAX ADVICE. THIS SUMMARY DOES NOT REFLECT EVERY POSSIBLE OUTCOME THAT COULD RESULT FROM PARTICIPATION IN THE PLAN AND, THEREFORE, PARTICIPANTS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO THEIR PARTICULAR SITUATION.

         21. HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO SHAREHOLDERS WHO PARTICIPATE IN THE PLAN? If a Participant fails to provide certain federal income tax certifications in the manner required by law, dividends on shares of Common Stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld from the Participant. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

         If a Participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld from the Participant and the balance in shares will be credited to such Participant's account.

OTHER PROVISIONS

         22. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SHARES OF STOCK OR ACQUIRES ADDITIONAL SHARES OF STOCK? If a Participant has elected to have dividends automatically reinvested in the Plan and subsequently sells or transfers all or any part of the shares registered in the Participant's name, automatic reinvestment will continue as long as shares are registered in the name of the Participant or held for the Participant by the Administrator or until termination of enrollment. Similarly, if a Participant has elected the "Full Dividend Reinvestment" option under the Plan and subsequently acquires additional shares registered in the Participant's name, dividends paid on such shares will automatically be reinvested until termination of enrollment. If, however, a Participant has elected the "Partial Dividend Reinvestment" option and subsequently acquires additional shares that are registered in the Participant's name, dividends paid on such shares will not be automatically reinvested under the Plan. See Question 7. A Participant may, however, change his or her dividend reinvestment election by submitting a new Authorization Form.

         23. HOW WILL A PARTICIPANT'S SHARES BE VOTED? For any meeting of shareholders, each Participant will receive proxy materials in order to vote all shares held by the Plan for the Participant's account. If a proxy is returned properly signed and marked for voting, all the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person at the meeting of shareholders.

         24. WHO PAYS THE EXPENSES OF THE PLAN? Participants will have to pay their pro rata share of any brokerage fees or commissions on shares of Common Stock purchased for their account in the open market or in privately negotiated transactions, which sums will first be deducted before determining the number of shares to be purchased. Participants will not incur brokerage commissions or service charges in connection with the reinvestment of dividends or for optional cash investments to purchase Common Stock directly from the Company. However, the Administrator will charge an administrative fee on sales of shares made pursuant to the Plan. This fee will vary depending on whether the transaction is initiated by a registered holder or through a broker, bank or other nominee that holds shares through a securities depository. These fees, as well as any related brokerage commissions and applicable stock transfer taxes must be paid to the Administrator at the time of the transaction, and will be deducted from the funds received by the Administrator from the proceeds of sale of shares. The Administrator may also charge Participants for additional services not provided under the Plan or for other specified charges. Any of such administrative fees may be changed by the Administrator at any time, without notice to Participants. Participants may obtain a current listing of all applicable administrative fees by contacting the Administrator at the address or telephone number listed in Question 4 above. Brokers or nominees that participate on behalf of beneficial owners for whom they are holding shares may also charge such beneficial owners fees in connection with such participation, for which neither the Administrator nor the Company will be responsible.

         25. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY OR THE ADMINISTRATOR UNDER THE PLAN? Neither the Company nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant's account upon such Participant's death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Stock. Neither the Company nor the Administrator has any duties, responsibilities or liabilities except as expressly set forth in the Plan or as imposed by applicable laws, including, without limitation, federal securities laws.

         THE PARTICIPANT SHOULD RECOGNIZE THAT THE COMPANY CANNOT ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

         26. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT? Any Common Stock distributed by the Company as a result of a stock dividend or a stock split on shares held under the Plan for a Participant will be credited to the Participant's account, but the Administrator may curtail or suspend any other transaction processing for a short period of time following the record date for such action to permit the Administrator to calculate the number of shares to be added to each account.

         27. IF THE COMPANY HAS A RIGHTS OFFERING RELATED TO THE COMMON STOCK, HOW WILL A PARTICIPANT'S ENTITLEMENT BE COMPUTED? A Participant's entitlement in a rights offering related to the Common Stock will be based upon the number of whole shares credited to the Participant's account. Rights based on a fraction of a share credited to a Participant's Plan account will be sold for that account and the net proceeds will be invested as an optional cash payment on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

         28. MAY SHARES IN A PARTICIPANT'S ACCOUNT BE PLEDGED? None of the shares credited to a Participant's account may be pledged and any such purported pledge will be void. If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan.

         29. MAY A PARTICIPANT TRANSFER ALL OR A PART OF THE PARTICIPANT'S SHARES HELD IN THE PLAN TO ANOTHER PERSON? A Participant may transfer ownership of all or part of his or her shares held in the Plan through gift, private sale or otherwise, by mailing to the Administrator at the address in Question 4 a properly executed stock assignment, along with a letter with specific instructions regarding the transfer and both an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of shares held in the Plan are subject to the same requirements as the transfer of Common Stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Administrator will provide Participants with the appropriate forms upon request. If any stock certificates bearing a restrictive legend are contained in the Participant's Plan account, the Administrator will comply with the provisions of such restrictive legend before effecting a sale or transfer of such restricted shares.

         A Participant may also transfer all or a portion of his or her shares into an account established for another person within the Plan. In order to effect such a "book-to-book" transfer, the transferee must complete an Authorization Form to open a new account within the Plan. (See Question 7). The Authorization Form should be sent to the Administrator along with a written request to effect the "book-to-book" transfer indicating the number of shares to be transferred to the new account.

         30. MAY THE PLAN BE CHANGED OR TERMINATED? While the Plan is intended to continue indefinitely, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any modifications made to the Plan.

                                 USE OF PROCEEDS

         The net proceeds from the sale of the original issue shares of Common Stock issued under the Plan will be contributed by the Company to Sunstone Hotel Investors, L.P. (the "Partnership") in exchange for additional units of partnership interests. The Partnership will use these proceeds for working capital and for other general purposes. The Company will not receive any funds under the Plan from the purchase for a Participant's account of shares of Common Stock in the open market by the Plan Administrator. The Company has no basis for estimating either the number of shares of Common Stock that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold.

                    INDEMNIFICATION UNDER THE SECURITIES ACT

         The Certificate of Incorporation and Bylaws of the Company contain certain provisions to indemnify its directors and officers against liability incurred by them as a result of their service in those capacities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                      PLAN OF DISTRIBUTION AND UNDERWRITERS

         Pursuant to the Plan, the Company may be requested to approve optional cash investments in excess of the allowable $3,000 maximum amounts pursuant to Requests for Waiver on behalf of Participants that may be engaged in the securities business. In deciding whether to approve such a request, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued shares of Common Stock or acquiring shares through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such funds by the sale of Common Stock under the Plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Stock, and the aggregate number of Requests for Waiver that have been submitted by all Participants. Persons who acquire shares of Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Rule 10b-6 under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. The Company will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will the Company enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution thereof.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered pursuant to this Prospectus will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll.


                                     EXPERTS

         The following financial statements have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference: (1) the consolidated financial statements of Sunstone Hotel Investors, Inc. as of December 31, 1995 and 1994, and for the period August 16, 1995 (inception) through December 31, 1995, and the combined financial statements of Sunstone Initial Hotels (Predecessor) as of December 31, 1994, and for the period January 1, 1995 through August 15, 1995, and for the years ended December 31, 1994 and 1993, the financial statements of Sunstone Hotel Properties, Inc. (the Lessee) as of December 31, 1995 and for the period August 16, 1995 (inception) through December 31, 1995, all appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995; (2) the combined financial statements of The Cypress Inns, Acquisition Hotels as of December 31, 1995 and 1994 and for each of the years then ended, appearing in the Company's Current Report (Form 8-K/A) filed April 19, 1996; and (3) the financial statements of Renton Joint Venture as of December 31, 1995, and for the year then ended, and the combined financial statements of Bay City Hospitality, Inc. and Price Hospitality, Inc. as of October 31, 1995 and for the year then ended appearing in the Company's Prospectus filed pursuant to Rule 424(b)(4) on August 8, 1996 (which were in turn incorporated by reference into the Company's Current Reports (Form 8-K and 8-K/A) filed August 28, 1996). Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                   APPENDIX I

------------------------------------------------------------------------------------------------------------------------
                          (C)                    (D)                  (E)                (F)                (G)
------------------------------------------------------------------------------------------------------------------------
               THRESHOLD PRICE
                  AND WAIVER           OPTIONAL CASH       OPTIONAL INVESTMENT
               DISCOUNT, IF ANY,      INVESTMENTS MUST        PRICING PERIOD       EXPECTED DIVIDEND        INVESTMENT
   CYCLE        WILL BE SET BY         BE RECEIVED BY           START DATE            RECORD DATE              DATE
   -----       -----------------     ------------------     ------------------     -----------------     -----------------
     A                       N/A       October 29, 1996       October 30, 1996      November 1, 1996      November 15, 1996
     B         November 22, 1996      November 26, 1996      November 27, 1996                   N/A      December 16, 1996
     B         December 23, 1996      December 26, 1996      December 27, 1996                   N/A       January 15, 1997
     A                       N/A       January 29, 1997       January 30, 1997      February 1, 1997      February 18, 1997
     B         February 24, 1997      February 26, 1997      February 27, 1997                   N/A         March 17, 1997
     B            March 24, 1997         March 26, 1997         March 27, 1997                   N/A         April 15, 1997
     A                       N/A         April 28, 1997         April 29, 1997           May 1, 1997           May 15, 1997
     B              May 23, 1997           May 28, 1997           May 29, 1997                   N/A          June 16, 1997
     B             June 23, 1997          June 25, 1997          June 26, 1997                   N/A          July 15, 1997
     A                       N/A          July 29, 1997          July 30, 1997        August 1, 1997        August 15, 1997
     B           August 22, 1997        August 26, 1997        August 27, 1997                   N/A     September 15, 1997
     B        September 24, 1997     September 26, 1997     September 29, 1997                   N/A       October 15, 1997
     A                       N/A       October 29, 1997       October 30, 1997      November 1, 1997      November 17, 1997
     B         November 21, 1997      November 25, 1997      November 26, 1997                   N/A      December 15, 1997
     B         December 24, 1997      December 29, 1997      December 30, 1997                   N/A       January 15, 1998
     A                       N/A       January 28, 1998       January 29, 1998      February 1, 1998      February 17, 1998
     B         February 23, 1998      February 25, 1998      February 26, 1998                   N/A         March 16, 1998
     B            March 24, 1998         March 26, 1998         March 27, 1998                   N/A         April 15, 1998
     A                       N/A         April 28, 1998         April 29, 1998           May 1, 1998           May 15, 1998
     B              May 22, 1998           May 27, 1998           May 28, 1998                   N/A          June 15, 1998
     B             June 24, 1998          June 26, 1998          June 29, 1998                   N/A          July 15, 1998
                             N/A          July 29, 1998          July 30, 1998        August 1, 1998        August 17, 1998
                 August 24, 1996        August 26, 1998        August 27, 1998                   N/A     September 15, 1998
              September 24, 1998     September 28, 1998     September 29, 1998                   N/A       October 15, 1998
                             N/A       October 28, 1998       October 29, 1998      November 1, 1998      November 16, 1998


-------------------

A. Optional cash investments without Requests for Waiver and reinvestment of dividends.

B.       Only optional cash investments, including Requests for Waiver.

C. The Threshold Price and the Waiver Discount, if any, which may be applied to optional cash investments pursuant to Requests for Waiver will be established no later than three business days prior to the first day of the Pricing Period. A separate discount may be applied at any time and for any duration to optional investments of $3,000 or less and to dividend reinvestments.

D. Optional cash investments are due by the close of business on the last business day immediately preceding the first day of the Pricing Period.

E. The Pricing Period will be the twelve consecutive Trading Days ending on the Trading Day immediately preceding the Investment Date. The Pricing Period does not apply to dividend reinvestments.

F. The actual Record Date for dividend reinvestment months (indicated by the letter "A" in the Cycle column) will be established by the Board of Directors.

G. The Investment Date will be the dividend payment date during a month in which a cash dividend is paid (as determined by the Board of Directors) and in any other month will be the fifteenth calendar day of such month, provided, however, that if either the dividend payment date or such fifteenth calendar day falls on a date when the NYSE is closed, the Investment Date will be the next succeeding day on which the NYSE is open.

                       U.S. EQUITY MARKETS CLOSED IN 1996

                        Thanksgiving Day     November 28
                         Christmas Day       December 25


                       U.S. EQUITY MARKETS CLOSED IN 1997

                         New Years Day         January 1
                         Presidents Day      February 17
                          Good Friday           March 28

                          Memorial Day            May 26

                        Independence Day          July 4
                           Labor Day         September 1

                        Thanksgiving Day     November 27
                         Christmas Day       December 25




                       U.S. EQUITY MARKETS CLOSED IN 1998

                         New Years Day         January 1
                         Presidents Day      February 16
                          Good Friday           April 10

                          Memorial Day            May 25

                        Independence Day          July 4
                           Labor Day         September 7

                        Thanksgiving Day     November 26
                         Christmas Day       December 25

================================================================================

No persons have been authorized to give any information or to make any representations other than those contained or incorporated in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates, or an offer or solicitation with respect to those securities to which it relates to any persons in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that the information contained or incorporated herein at its date is correct as of any time subsequent to its date.

                            -------------------------



================================================================================

================================================================================
                         SUNSTONE HOTEL INVESTORS, INC.

                                  COMMON STOCK

                               ($0.01 PAR VALUE)


                                -----------------

                                   PROSPECTUS

                                -----------------
                            DIVIDEND REINVESTMENT AND
                               STOCK PURCHASE PLAN

                                ----------------



                                OCTOBER __, 1996

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the offering are as follows:

                                                                       AMOUNT PAID
                                                                          OR TO
                                                                         BE PAID
                                                                         -------
SEC Registration fee                                                     $ 3,125
New York Stock Exchange listing fees                                       3,500
Legal fees and expenses of the Company                                    25,000
Printing and Engraving Costs                                              20,000
Accounting fees and expenses                                               1,000
Blue sky fees and expenses                                                 2,500
Transfer Agent and Registrar fees                                          7,500
Miscellaneous                                                              5,000
                                                                         -------
         Total                                                           $67,625
                                                                         =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 2-418 of the Maryland General Corporation Law (the "MGCL") empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The MGCL also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent.

         The Company's Articles of Incorporation provide for indemnification of the officers and directors of the Company substantially identical in scope to that permitted under Section 2-418 of the MGCL. The Bylaws of the Company also provide that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the Company,

         The Company has entered into indemnification agreements with each of its directors and executive officers. In addition, the Company maintains a directors' and officers' liability policy.

         The Company's Charter limits the liability of the Company's directors and officers for money damages to the Company and its shareholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.

ITEM 16.  EXHIBITS.

EXHIBIT
  NO.                                     DESCRIPTION

4.1 Amended Articles of Incorporation of the Company, as further amended by the Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of Maryland on November 9, 1994, filed as Exhibit 3.1 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.

4.2               Bylaws of the Company, as currently in effect, filed as
                  Exhibit 3.2 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.

4.3 Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of Maryland on June 19, 1995, filed as Exhibit 3.3 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.

5.1* Opinion of Ballard Spahr Andrews & Ingersoll as to legality of the shares being registered.

23.1*             Consent of Coopers & Lybrand L.L.P.

23.2* Consent of Ballard Spahr Andrews & Ingersoll (Included with opinion filed as Exhibit 5.1).

24.1*             Power of Attorney(included in signature page).

  *       Filed herewith.

ITEM 17.  UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  Provided, however, that paragraphs (i) and (ii) do not apply if the information is required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on October 4, 1996.

                                   SUNSTONE HOTEL INVESTORS, INC.

                                   By:/s/  Robert A. Alter
                                      ---------------------
                                   Robert A. Alter
                                   President, Chief Financial Officer, Secretary and Chairman of the Board of Directors


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

          That the undersigned officers and directors of Sunstone Hotel Investors, Inc., a Maryland corporation, do hereby constitute and appoint Robert
A. Alter and Charles L. Biederman and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

          IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

          Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

          SIGNATURE                                         TITLE                                  DATE
          ---------                                         -----                                  ----
/s/  Robert A. Alter
--------------------
Robert A. Alter                             President, Chief Financial                          October 4, 1996
                                            Officer, Secretary and Chairman
                                            of the Board of Directors
                                            (Principal Executive, Financial
                                            and Accounting Officer)

/s/ Charles L. Biederman
------------------------
Charles L. Biederman                        Executive Vice President and                        October 4, 1996
                                            Director

/s/ M. Raymond Bingham
------------------------
M. Raymond Bingham                          Director                                            October 4, 1996

/s/ Fredric M. Gould
------------------------
Fredric M. Gould                            Director                                            October 4, 1996

/s/ David Lambert
-----------------
David Lambert                               Director                                            October 4, 1996

/s/Edward H. Sondker
--------------------
Edward H. Sondker                           Director                                            October 4, 1996

                                  EXHIBIT INDEX

                                                                                                         SEQUENTIALLY
   EXHIBIT                                                                                                 NUMBERED
     NO.                                            DESCRIPTION                                              PAGE
     ---                                            -----------                                              ----
     4.1        Amended Articles of Incorporation of the Company, as further amended by the Articles of Amendment of the Company, as filed with the State Department of Assessments and Taxation of
                Maryland on November 9, 1994, filed as Exhibit 3.1 to the
                Company's Registration Statement No. 33-84346 and incorporated herein by this reference.

     4.2        Bylaws of the Company, as currently in effect, filed as Exhibit
                3.2 to the Company's Registration Statement No. 33-84346 and incorporated herein by this reference.

     4.3        Articles of Amendment of the Company, as filed with the State
                Department of Assessments and Taxation of Maryland on June 19,
                1995, filed as Exhibit 3.3 to the Company's Registration
                Statement No. 33-84346 and incorporated herein by this reference.

     5.1* Opinion of Ballard Spahr Andrews & Ingersoll as to legality of the shares being registered.

     23.1*      Consent of Coopers & Lybrand L.L.P.

     23.2* Consent of Ballard Spahr Andrews & Ingersoll (Included with opinion filed as Exhibit 5.1).

     24.1*      Power of Attorney (included in signature page).

      *     Filed herewith


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